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                                                                    EXHIBIT 3.02

                                 DOVEBID, INC.

                           CERTIFICATE OF AMENDMENT

                                      OF

                     RESTATED CERTIFICATE OF INCORPORATION

     DoveBid, Inc., a Delaware corporation, does hereby certify that the following amendments to the corporation's Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendments by the corporation's stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

     Paragraph 1 of the Fourth Section of the Restated Certificate of Incorporation, relating to Designation of Shares is amended to read in its entirety as follows:

          "1.  Classes of Stock.  The total number of shares of all classes of
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     stock that the Corporation shall have authority to issue is 254,000,000 shares, consisting of 89,000,000 shares of Preferred Stock, $.001 par value per share (the "Preferred Stock"), and 165,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock")."

     Paragraph 2.1 of the Fourth Section of the Restated Certificate of Incorporation, relating to Designation of Shares is amended to read in its entirety as follows:

          "2.1 Shares Designated; Split of Outstanding Shares.  The Preferred
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     Stock shall be divided into series.  The first series shall consist of
     13,000,000 shares and is designated "Series A Preferred Stock." The second series shall consist of 18,000,000 shares and is designated "Series B Preferred Stock," and the third series shall consist of 55,000,000 shares and is designated "Series C Preferred Stock." On February 25, 2000, each outstanding share of Series A Preferred Stock was split and reconstituted into 1.03221917 shares of such stock and each outstanding share of Series B Preferred Stock was split and reconstituted into 1.016438352 shares of Series B Preferred Stock. No fractional shares were issued in connection with the foregoing stock split; all shares of Series A Preferred Stock or Series B Preferred Stock held by a stockholder were aggregated by series subsequent to the foregoing split and each fractional share resulting from such aggregation by series was rounded up or down to the nearest whole share."


                           [Signature page follows]
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     IN WITNESS WHEREOF, said corporation has caused this Certificate of
Amendment to be signed by its duly authorized officer this _____ day of ___________, 2000, and the foregoing facts stated herein are true and correct.

                                    DOVEBID, INC.

                                    By:  _______________________________________

                                    Its: _______________________________________